UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-A/A
AMENDMENT NO. 1
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934
Osteotech, Inc.
(Exact name of registrant as specified in its charter)

Delaware	13-3357370
(State of incorporation	(I.R.S. Employer
or organization)	Identification No.)
51 James Way
Eatontown, New Jersey 07724
(Address of principal executive
offices, including zip code)
Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered

Preferred Stock Purchase Rights	The NASDAQ Stock Market LLC
     If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☑
     If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐
     Securities Act registration statement file number to which this form relates: Not Applicable
     Securities to be registered pursuant to Section 12(g) of the Act: None

Item 1. Description of Registrant’s Securities to be Registered.
Item 2. Exhibits.
SIGNATURE
EXHIBIT INDEX

     Osteotech, Inc. (“Osteotech”) supplements and amends Items 1 and 2 of its Registration Statement on Form 8-A (File No. 001-34612) filed with the Securities and Exchange Commission (the "SEC”) on January 22, 2010 (the “Registration Statement”) as follows:
Item 1. Description of Registrant’s Securities to be Registered.
     Item 1 to the Registration Statement is hereby amended and supplemented to reflect the following developments with respect to the Rights (as defined below):
     On August 16, 2010, Osteotech entered into a First Amendment (the “Amendment”) to the Rights Agreement, dated as of January 22, 2010, by and between Osteotech and Registrar And Transfer Company (the “Rights Agreement”), pursuant to which Osteotech issues one preferred stock purchase right (the “Rights”) for each share of Osteotech’s common stock, par value $0.01 per share. The Amendment made changes to the Rights Agreement to confirm, among other things, that none of the parties to the Agreement and Plan of Merger, dated as of August 16, 2010, by and among Osteotech, Medtronic, Inc., Medtronic Sofarmor Danek, Inc. and England Merger Corporation, would be deemed an “Acquiring Person” for purposes of the Rights Agreement.
     The foregoing summary of the Amendment is qualified in its entirety by reference to the full text of the following documents, each of which is incorporated herein by reference: (1) the Amendment, which is filed as Exhibit 4.2 hereto and (2) the Rights Agreement, which was filed as Exhibit 4.1 to the Registration Statement.
Item 2. Exhibits.
     Item 2 to the Registration Statement is hereby amended and supplemented by the addition of the following:
4.2	First Amendment, dated as of August 16, 2010, to the Rights Agreement, dated as of January 22, 2010, between Osteotech, Inc. and Registrar And Transfer Company (incorporated by reference to Exhibit 4.1 to Osteotech, Inc.’s Current Report on Form 8-K filed on August 17, 2010).
SIGNATURE
     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

OSTEOTECH, INC.
By:	/s/ Mark H. Burroughs
Mark H. Burroughs
Executive Vice President and Chief Financial Officer

Date: August 17, 2010

EXHIBIT INDEX

Exhibit
Number	Description
4.2	First Amendment, dated as of August 16, 2010, to the Rights Agreement, dated as of January 22, 2010, between Osteotech, Inc. and Registrar And Transfer Company (incorporated by reference to Exhibit 4.1 to Osteotech, Inc.’s Current Report on Form 8-K filed on August 17, 2010).

3